Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Superconductor Corporation of our report dated December 8, 2020, relating to the consolidated balance sheet of Northeast Power Systems, Inc. and Subsidiary as of December 31, 2019, the consolidated statements of income, stockholders’ and members’ equity, and cash flows for the year ended December 31, 2019, and the related notes to the consolidated financial statements, which report appears in the Current Report on Form 8-K/A of American Superconductor Corporation dated December 14, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Teal, Becker & Chiaramonte, CPAs, P.C.

Teal, Becker & Chiaramonte, CPAs, P.C.

7 Washington Square

Albany, NY 12205

February 26, 2021